     Exhibit 99.1

FOR IMMEDIATE RELEASE Friday, June 29, 2007	SYMBOL: LANC TRADED: Nasdaq

LANCASTER COLONY SELLS AUTOMOTIVE FLOOR MAT OPERATIONS
     COLUMBUS, Ohio, June 29 — Lancaster Colony Corporation (Nasdaq: LANC) announced today that, as part of its strategic alternative review of nonfood operations, it has sold substantially all the operating assets of its automotive accessory operations located in Coshocton, Ohio and LaGrange, Georgia. The primary products manufactured at these locations are automotive floor mats, which generated net sales of approximately $76 million for the fiscal year ended June 30, 2006.
     John B. Gerlach, Jr., chairman and CEO of Lancaster Colony, said, “This divestiture is consistent with our objective to concentrate our future effort and investment in the food sector.”
     This cash transaction with a private buyer is expected to result in a pretax loss of approximately $24 — $26 million, pending customary post-closing adjustments. The Coshocton real estate will be retained by Lancaster Colony.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward–looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw-material costs. Specific influences relating to forward-looking statements in this news release are numerous, including the uncertainty regarding the extent of post-closing adjustments and the buyer’s compliance with its obligations under the transaction documents. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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